Exhibit 99.1

New York Community Bancorp, Inc. Reports Second Quarter 2020 Diluted EPS Of $0.21 On Double-Digit NIM Improvement, Strong Growth In Net Interest Income, And Higher PPNR

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., July 29, 2020 /PRNewswire/ --

Second Quarter 2020 Summary
•	Earnings:
	-	Diluted EPS of $0.21, up 11% compared to the second quarter of 2019 and up 5% compared to the first quarter of this year.
	-	Net income available to common shareholders for the second quarter was $97.1 million, up 5% on a sequential basis and up 9% compared to the year-ago quarter.
	-	Pre-provision net revenue for the second quarter of 2020 totaled $157.7 million, up 16% relative to the prior quarter and up 19% compared to the second quarter of last year. (1)
	-	Second quarter results included a provision for credit losses of $17.6 million, down 15% compared to the previous quarter.
	-	Return on average assets was 0.78% for the quarter, while return on average common stockholders' equity was 6.31%. (2)
	-	Return on average tangible assets was 0.82% for the quarter, while return on average tangible common stockholders' equity was 10.42%. (2)(3)
•	Net Interest Margin/Income:
	-	The net interest margin increased 17 bps to 2.18% compared to the previous quarter and was up 18 bps on a year-over-year basis.
-

Prepayment income added nine bps to the second quarter NIM, unchanged from the previous quarter and down two bps compared to the year-ago quarter.  Excluding the impact from prepayments, the NIM on a non-GAAP basis was 2.09%, up 17 bps on a sequential basis and up 20 bps on a year-ago basis.

	-	Net interest income for the second quarter increased 9% to $265.9 million compared to the previous quarter and was up 12% compared to the year-ago quarter.
•	Balance Sheet:
-

Total loans held for investment grew $412 million during the first half of 2020 to $42.3 billion, up 2% annualized, but were flat on a sequential basis as growth in the multi-family portfolio was offset by declines in the rest of the portfolios.

	-	During the first six months of 2020, multi-family loans increased 3% annualized to $31.6 billion and increased $325 million or 4% annualized on a sequential basis.
	-	Specialty finance loans and leases totaled $2.9 billion, down modestly compared to the $3.0 billion in the prior quarter, but are up $301 million or 23% on a year-to-date basis.
	-	Total deposits of $31.7 billion were relatively unchanged on both a linked-quarter and year-to-date basis.
•	Asset Quality:
-

Non-performing assets totaled $63.2 million or 0.12% of total assets, compared to $58.8 million or 0.11% of total assets as of March 31, 2020; NPAs included $33.6 million of non-performing taxi medallion assets compared to $30.5 million in the previous quarter.

	-	The allowance for loan and lease losses increased $12.0 million to $174.3 million at June 30, 2020, compared to the previous quarter.
	-	The weighted average LTV for NYS rent-regulated multi-family portfolio was 53.51%.
•	Capital Position at June 30, 2020:
	-	Common Equity Tier 1 Capital Ratio was 9.77%.
	-	Tier 1 Risk-Based Capital Ratio was 11.06%.
	-	Total Risk-Based Capital Ratio was 13.13%.
	-	Leverage Capital Ratio was 8.42%.

(1)

Pre-provision net revenue is a non-GAAP measure, but we believe it is relevant to understanding the Company's financial results in light of the implementation of CECL and the economic impact of COVID-19.

(2)

Return on average assets and on average tangible assets are calculated using net income. Return on average common stockholders' equity and on average tangible common stockholders' equity are calculated using net income available to common shareholders.

(3)

"Tangible assets" and "tangible common stockholders' equity" are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended June 30, 2020 of $105.3 million, up 5% compared to the $100.3 million reported for the three months ended March 31, 2020 and up 8% compared to the $97.2 million reported for the three months ended June 30, 2019. For the six months ended June 30, 2020, net income increased 6% to $205.7 million compared to the $194.8 million reported for the six months ended June 30, 2019.

Net income available to common shareholders for the three months ended June 30, 2020, totaled $97.1 million, up 5% compared to the $92.1 million reported for the three months ended March 31, 2020 and up 9% compared to the $89.0 million reported for the three months ended June 30, 2019. On a year-to-date basis, net income available to common shareholders was $189.3 million, up 6% compared to the $178.4 million reported in the first six months of 2019.

On a per share basis, the Company reported diluted earnings per share of $0.21 for the second quarter of 2020, up 5% compared to the previous quarter's diluted earnings per share of $0.20 and up 11% compared to the $0.19 reported in the second quarter of 2019. For the first six months of 2020, the Company reported diluted earnings per share of $0.40, up 5% compared to the $0.38 reported in the first six months of 2019.

Commenting on the Company's performance this quarter, President and Chief Executive Officer Joseph R. Ficalora stated: "Despite the continuing effects of the COVID-19 pandemic and its impact on the national and local economies, our performance during the current quarter was impressive. Our positive momentum continued and resulted in strong EPS and net income growth. This growth was in large part, the result of significant expansion in our net interest margin, which led to solid top-line revenue growth. At the same time, our provision for credit losses declined compared to the previous quarter, as our asset quality metrics remained strong and operating expenses declined, while multi-family loan growth continued.

"The net interest margin expanded 17 basis points to 2.18% during the second quarter. Excluding the impact of prepayment income, the net interest margin was 2.09%, also up 17 basis points. This was driven mostly by a sharp decline in our funding costs as approximately $6 billion in certificates of deposits with rates over 2.00% reached their contractual maturity during the quarter. As a result, our net interest income rose $21.4 million or 9% on a sequential basis, while the cost of deposits dropped 46 basis points compared to the prior quarter.

"While overall loan growth on a sequential basis was relatively unchanged, our core multi-family portfolio grew 4% annualized compared to the previous quarter, which was offset by declines in our other portfolios. Some of the decline was in the specialty finance portfolio, as some larger borrowers used the favorable interest rate environment to access the capital markets and used the proceeds to pay down debt, while some others reduced their inventory levels. That notwithstanding, we ended the quarter with a robust pipeline and expect stronger loan growth in the second half of the year.

"Our asset quality metrics continue to be very strong and continue to rank among the best in the industry. Non-performing assets remained low and net charge-offs declined compared to both the previous quarter and the year earlier quarter, to one basis point of average loans. The amount of loans in payment deferral increased in-line with expectations and remain at a manageable level. We look forward to these loans returning to their normal payment schedules which we expect will occur beginning in October. We continue to closely monitor our entire loan portfolio for any signs of stress.

"Lastly, reflecting our strong capital position, solid asset quality metrics, and earnings growth, yesterday the Board of Directors declared a quarterly cash dividend of $0.17 per common share."

DIVIDEND DECLARATION

The Board of Directors yesterday declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $10.24 as of July 28, 2020, this represents an annualized dividend yield of 6.6%. The dividend is payable on August 18, 2020 to common shareholders of record as of August 8, 2020.

BALANCE SHEET SUMMARY

As of June 30, 2020, total assets were $54.2 billion, up $570 million or 2% annualized compared to total assets at December 31, 2019. The year-to-date increase was driven by loan growth, primarily in the specialty finance portfolio and in the multi-family portfolio, offset by a decline in the commercial real estate ("CRE") loan portfolio, while the securities portfolio declined and cash balances rose. On the liability side, total deposits rose $72 million or 0.5% annualized to $31.7 billion, while borrowings rose $450 million or 6% annualized, to $15.0 billion.

Loans

Total loans and leases held for investment were $42.3 billion at June 30, 2020, up $412.0 million or 2% annualized compared to December 31, 2019. On a sequential basis, total loans and leases held for investment were unchanged as good growth in the multi-family portfolio was offset by declines in other categories.

Total multi-family loans increased $438 million or 3% on an annualized basis to $31.6 billion compared to the balance at December 31, 2019. On a sequential basis, total multi-family loans rose $325 million or 4% annualized.

Total CRE loans declined to $6.9 billion, down $152 million or 4% annualized compared to the level at December 31, 2019, but down $105 million or 6% annualized compared to the level at March 31, 2020.

The specialty finance portfolio increased $301 million or 23% annualized during the first six months of the year, but declined $114 million compared to the previous quarter or 15% annualized. The linked-quarter decrease was primarily due to commercial borrowers reducing inventory and some larger borrowers taking advantage of the low interest rate environment to access the capital markets, using the proceeds to pay down debt.

In addition, the Company had $103.4 million of loans held for sale at June 30, 2020. All of these loans were part of the Paycheck Protection Program (the "PPP") originated during the current second quarter. At both March 31, 2020 and December 31, 2019, the Company did not have any loans held for sale.

The average loan size for multi-family loans during the second quarter of 2020 was $6.5 million and for CRE loans it was $6.7 million, relatively unchanged compared to the average loan size during the prior quarter.

The weighted average life of the multi-family portfolio remained under two years, at 1.9 years and for the CRE portfolio, it was 2.3 years, unchanged compared to the previous quarter.

Originations

For the three months ended June 30, 2020, total loan originations, excluding PPP loan originations, increased 21% on a linked-quarter basis and 10% on a year-over-year basis to $3.3 billion and exceeded the previous quarter's loan pipeline by $1.2 billion. For the six months ended June 30, 2020, loan originations totaled $6.0 billion compared to $5.0 billion for the six months ended June 30, 2019, up 20%.

Pipeline

The current loan pipeline stands at $2.2 billion, of which approximately 60% is new money. The pipeline includes $1.5 billion in multi-family loans, $447 million in specialty finance loans and leases, and $189 million in CRE loans.

Funding

Deposits

Total deposits for the six months ended June 30, 2020 increased $72 million to $31.7 billion compared to December 31, 2019, up 0.5% annualized. On a linked-quarter basis, total deposits declined $243 million or 3% annualized. Continuing the trend from the previous quarter, certificates of deposits ("CDs") declined $2.1 billion to $12.0 billion, primarily due to the drop in market interest rates and the Company's strategy to significantly reduce the rates it pays on CDs.

Much of this decline was offset by growth in other, lower-cost deposit categories. Savings accounts increased $669 million or 14% to $5.6 billion; interest-bearing checking and money market accounts rose $960 million to $11.1 billion, while non-interest bearing accounts grew $228 million to $2.9 billion.

During the current quarter, our deposit costs declined 74 basis points to 1.16% compared to the year-ago quarter and 46 basis points compared to the previous quarter. For the six months ended June 30, 2020, deposit costs declined 46 basis points to 1.39% compared to the six months ended June 30, 2019. We expect to see similar trends throughout the rest of the year. Over the next two quarters, the Company has $10.7 billion of CDs at a weighted average interest rate of 1.73% which are scheduled to mature.

Borrowed Funds

As of June 30, 2020, total borrowed funds increased $450 million or 6% annualized compared to the balance at December 31, 2019 and $75.2 million or 2% annualized compared to March 31, 2020. This was entirely due to an increase in wholesale borrowings, consisting of Federal Home Loan Bank of New York ("FHLB-NY") advances, as the Company took advantage of the low interest rate environment to lock in long-term funding at attractive rates.

The FHLB-NY advances that we added during the current quarter had a blended cost of 55 basis points and a term of 1.8 years. This compares to an overall average cost of borrowings of 2.06% during the current quarter. During the second half of 2020, the Company has $975.0 million of wholesale borrowings set to contractually mature with an average cost of 1.78%.

Liquidity

The Company's liquidity position remained strong during the second quarter of 2020. In addition to the liquidity provided from our deposits, other sources of liquidity available to us stems from our balance of cash and cash equivalents and the unencumbered portion of our securities portfolio. Additional significant sources of liquidity available to the Company include approved lines of credit with various counterparties, including borrowing facilities with the FHLB-NY and with the Federal Reserve Bank of New York (the "FRB-NY").

At June 30, 2020, our available funding with the FHLB-NY was $7.7 billion and with the FRB-NY, it was $1.1 billion. Additionally, the unencumbered portion of the securities portfolio totaled $3.9 billion.

Asset Quality

Non-Performing Assets

The Company's asset quality metrics were relatively stable compared to the previous quarter and remained strong overall. Non-performing assets ("NPAs") at June 30, 2020 were $63.2 million, up $4 million or 7% compared to the level at March 31, 2020. This translates into 12 basis points of total assets versus 11 basis points compared to first-quarter 2020. Total non-accrual mortgage loans were $24.2 million, up $2 million or 10% compared to March 31, 2020. Other non-accrual loans rose $2 million or 8% compared to first-quarter 2020.

Excluding the impact from non-performing and repossessed taxi medallion-related assets, second quarter 2020 NPAs would have been $29.6 million or 0.05% of total assets compared to $28.3 million or 0.05% of total assets for the first-quarter 2020.

Total repossessed assets, which consist primarily of repossessed taxi medallions remained unchanged during the current second quarter. Repossessed assets were $9.5 million and were largely taxi medallion-related.

Allowance for Loan and Lease Losses

At June 30, 2020, the allowance for loan and lease losses ("ALLL") totaled $174.3 million, up $27 million from December 31, 2019 and up $12 million from March 31, 2020. Both the year-to-date and quarter-to-date increases reflect the adoption of the Current Expected Credit Losses ("CECL") methodology on January 1, 2020 and the deteriorating forecasted economic conditions arising from the COVID-19 pandemic. The ALLL represented 324.73% of non-performing loans and 0.41% of total loans at June 30, 2020 compared to 329.22% and 0.38%, respectively, at March 31, 2020, and compared to 241.07% and 0.35%, respectively, at year-end 2019.

The table below summarizes the changes in the ALLL and in the allowance for unfunded commitments from March 31, 2020 to June 30, 2020.

		Unfunded
(in thousands)	Loans and Leases	Commitments
Allowance for credit losses at March 31, 2020	$162,244	$10,700
Q2 2020 Provision for (recovery of) credit losses	15,827	1,747
Q2 2020 net charge-offs	(3,784)	0
Allowance for credit losses at June 30, 2020	$174,287	$12,447

At June 30, 2020, the portion of our multi-family loan portfolio subject to New York State rent-regulations totaled $19.0 billion or 60% of the overall multi-family portfolio. The weighted average loan-to-value ratio ("LTV") for this portion of the portfolio was 53.51% compared to 57.01% for the entire multi-family portfolio. Both LTVs were relatively unchanged compared to the previous quarter and compared to year-end 2019.

CAPITAL POSITION

The Company's capital position was strong during the current second quarter at both the Bank level and at the holding company level. They also compare positively to our peers and the industry as a whole, especially in light of the relatively low loss content in our loan portfolio. Additionally, all of the Company's regulatory capital ratios continue to exceed the minimum regulatory requirements to be classified as "Well Capitalized".

At the holding company level, our common equity tier 1 capital ratio at June 30, 2020 was 9.77%; our tier 1 risk-based capital ratio was 11.06%; our total risk-based capital ratio was 13.13%; and our leverage capital ratio was 8.42%.

EARNINGS SUMMARY FOR THE SIX MONTHS ENDED JUNE 30, 2020

Net Interest Income

Net interest income for the three months ended June 30, 2020 totaled $265.9 million, up 9% or $21.4 million compared to the three months ended March 31, 2020 and up 12% or $28 million compared to the three months ended June 30, 2019. Both the quarter-over-quarter and year-over-year improvements in net interest income were driven by lower interest expense, resulting from lower funding costs. Excluding the impact from prepayment income, net interest income on a non-GAAP basis, would have been $254.5 million, up 9% and 13%, on a linked-quarter and year-over-year basis.

				June 30, 2020
	For the Three Months Ended			compared to
	June 30,	Mar 31,	June 30,	Mar 31,	June 30,
	2020	2020	2019	2020	2019
(in thousands, except per share data)

Total interest income	$423,075	$441,042	$ 453,752	-4%	-7%
Total interest expense	157,203	196,575	216,062	-20%	-27%
Net interest income	$265,872	$244,467	$ 237,690	9%	12%
Less:
Total prepayment income	11,412	10,537	12,622	8%	-10%
Net interest income excluding prepayment income	$254,460	$233,930	$ 225,068	9%	13%

For the six months ended June 30, 2020, net interest income totaled $510.3 million, up $31 million or 7% compared to net interest income for the six months ended June 30, 2019. As with the three month improvement, the six month improvement was due to lower interest expense from a lower cost of funds. Excluding the impact from prepayment income, net interest income on a non-GAAP basis, would have been $488.4 million, up 7% compared to the first half of 2019.

	For the Six Months Ended
	June 30,	June 30,
	2020	2019	% Change
(in thousands, except per share data)

Total interest income	$ 864,117	$ 899,926	-4%
Total interest expense	353,778	420,911	-16%
Net interest income	$ 510,339	$ 479,015	7%
Less:
Total prepayment income	21,949	22,190	-1%
Net interest income excluding prepayment income	$ 488,390	$ 456,825	7%

Net Interest Margin

The Company's net interest margin ("NIM") for the three months ended June 30, 2020 was 2.18%, up 17 basis points compared to the previous quarter and up 18 basis points compared to the year-ago second quarter. These double-digit increases were the result of significantly lower funding costs. Our cost of funds declined to 1.46% during the current second quarter, down 36 basis points on a linked-quarter basis and down 60 basis points on a year-over-year basis. The improvement in our cost of funds was led by a decline in our average cost of deposits, which dropped 46 basis points and 74 basis points, respectively, to 1.16% and by a decrease in our borrowing costs to 2.06% compared to 2.21% in the prior quarter and 2.41% in the year-earlier quarter.

Prepayment income contributed nine basis points to the NIM during the current second quarter, unchanged compared to the contribution in the previous quarter and down two basis points compared to the year-ago quarter.

Excluding the impact from prepayment income, the second quarter 2020 NIM, on a non-GAAP basis would have been 2.09%, up 17 basis points sequentially and up 20 basis points on a year-over-year basis.

For the six months ended June 30, 2020, our NIM was 2.10%, up eight basis points compared to the six months ended June 30, 2019. Prepayment income contributed 10 basis points during both six-month periods to the NIM. Excluding the impact from prepayment income, the six month NIM on a non-GAAP basis would have been 2.00% compared to 1.92%, up eight basis points.

Provision for Credit Losses

During the second quarter of 2020, the provision for credit losses was $17.6 million compared to $20.6 million during the previous quarter and compared to $1.8 million during the year-ago quarter. The June 30, 2020 provision for credit losses exceeded net charge-offs by $13.8 million.

Net charge-offs during the second quarter of 2020 were $3.8 million or 0.01% of average loans compared to $10.2 million during the first quarter of 2020 or 0.02% of average loans and $7.4 million, also 0.02% of average loans compared to the second quarter of 2019.

On a year-to-date basis, the provision for credit losses totaled $38.2 million compared to a provision for credit losses of $622,000 for the first half of 2019.

The provision for credit losses exceeded net charge-offs by $24.2 million during the first six months of 2020.

Net charge-offs for the six months ended June 30, 2020 totaled $14.0 million or 0.03% of average loans compared to $9.3 million or 0.02% of average loans for the six months ended June 30, 2019.

Pre-Provision Net Revenue ("PPNR")(1)

The tables below detail the Company's PPNR for the periods noted.

For the three months ended June 30, 2020, PPNR totaled $157.7 million, up $21.8 million or 16% compared to the three months ended March 31, 2020 and up $25.4 million or 19% compared to the three months ended June 30, 2019.

				June 30, 2020
	For the Three Months Ended			compared to
	June 30,	Mar 31,	June 30,	Mar 31,	June 30,
	2020	2020	2019	2020	2019
(in thousands, except per share data)

Net interest income	$265,872	$244,467	$ 237,690	9%	12%
Non-interest income	15,380	16,899	17,597	-9%	-13%
Total revenues	$281,252	$261,366	$ 255,287	8%	10%
Total non-interest expense	123,593	125,522	123,052	-2%	0%
Pre-provision net revenue (PPNR)	157,659	135,844	132,235	16%	19%
Provision for credit losses	17,574	20,601	1,844	-15%	853%
Income before taxes	$140,085	$115,243	$ 130,391	22%	7%
Income tax expense	34,738	14,915	33,145	133%	5%
Net Income	$105,347	$100,328	$ 97,246	5%	8%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common stockholders	$ 97,140	$ 92,121	$ 89,039	5%	9%

For the six months ended June 30, 2020, PPNR totaled $293.5 million, up $33.9 million or 13% compared to the six months ended June 30, 2019.

	For the Six Months Ended
	June 30,	June 30,
	2020	2019	% Change
(in thousands, except per share data)

Net interest income	$ 510,339	$ 479,015	7%
Non-interest income	32,279	42,382	-24%
Total revenues	$ 542,618	$ 521,397	4%
Total non-interest expense	249,114	261,819	-5%
Pre-provision net revenue (PPNR)	293,504	259,578	13%
Provision for credit losses	38,176	622	NM
Income before taxes	$ 255,328	$ 258,956	-1%
Income tax expense	49,653	64,133	-23%
Net Income	$ 205,675	$ 194,823	6%
Preferred stock dividends	16,414	16,414	0%
Net income available to common stockholders	$ 189,261	$ 178,409	6%

Non-Interest Income

For the three months ended June 30, 2020, total non-interest income was $15.4 million, down 9% and 13%, respectively, from the prior quarter and year-ago results of $16.9 million and $17.6 million, respectively. Results during the current second quarter were negatively impacted by lower fee income due to the waiver of certain retail banking fees in order to support our depositors during the COVID-19 pandemic, which was partially offset by higher BOLI income.

For the six months ended June 30, 2020, total non-interest income declined 24% to $32.3 million compared to $42.4 million for the six months ended June 30, 2019. As previously mentioned, results were impacted by the waiver of certain retail banking fees. Additionally, the first-half 2019 results included $7.5 million of net gains on securities compared to $1.4 million for the first-half of 2020.

Non-Interest Expense

The Company's non-interest expenses continued to trend lower. Total non-interest expense for the three months ended June 30, 2020 was $123.6 million, down 2% compared to $125.5 million in the previous quarter, and relatively unchanged compared to the $123.1 million reported in the year-ago quarter. Non-interest expense during the first quarter of 2020 included a $4.4 million benefit related to a lease termination.

The efficiency ratio during the second quarter of 2020 improved to 43.94% compared to 49.70% during the first quarter of 2020 (which excludes the lease termination benefit) and compared to 48.20% for the second quarter of 2019.

For the six months ended June 30, 2020, total non-interest expenses were $249.1 million, down $12.7 million or 5% compared to the first six months of 2019. Included in the results for the first six months of 2020 was a $4.4 million lease termination benefit. Included in the results for the first six months of 2019 was certain items related to severance costs and branch rationalization totaling $9.0 million.

Income Taxes

Income tax expense for the three months ended June 30, 2020 totaled $34.7 million, up $19.8 million or 133% compared to the three months ended March 31, 2020 and up $1.6 million or 5% compared to the three months ended June 30, 2019. The first quarter 2020 income tax expense included a $13.1 million tax benefit related to the Company's tax loss carryback as provided by certain tax provisions for corporations included in the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), as enacted on March 27, 2020. The effective tax rate for the current second quarter was 24.80% compared to an effective tax rate of 12.94% for the previous quarter and an effective tax rate of 25.42% in the year-ago second quarter.

For the six months ended June 30, 2020, income tax expense totaled $49.7 million, down $14.5 million or 23% compared to income tax expense recorded during the first six months of 2019. The year-to-date 2020 income tax expense includes the previously mentioned tax loss carryback-related tax benefit as provided under the CARES Act. The effective tax rate for the first half of 2020 was 19.45% compared to an effective tax rate of 24.77% for the first half of 2019.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At June 30, 2020, the Company reported assets of $54.2 billion, loans of $42.4 billion, deposits of $31.7 billion, and stockholders' equity of $6.7 billion.

Reflecting our growth through a series of acquisitions, the Company operates 237 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call

The Company will host a conference call on Wednesday, July 29, 2020, at 8:30 a.m. (Eastern Time) to discuss its second quarter 2020 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on August 2, 2020 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13705600. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 26, 2020.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the ability of state and local governments to successfully implement the lifting of restrictions on movement and the potential imposition of further restrictions on movement and travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments, and the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10–K for the year ended December 31, 2019 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

- Financial Statements and Highlights Follow

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,
	2020	2019
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,404,527	$ 741,870
Securities:
Available-for-sale	5,168,182	5,853,057
Equity investments with readilydeterminable fair values, at fair value	33,518	32,830
Total securities	5,201,700	5,885,887
Loans held for sale	103,362	-
Mortgage loans held for investment:
Multi-family	31,620,152	31,182,079
Commercial real estate	6,932,776	7,084,499
One-to-four family	321,045	380,684
Acquisition, development, and construction	126,305	200,464
Total mortgage loans held for investment	39,000,278	38,847,726
Other loans and leases held for investment:
Specialty Finance	2,918,296	2,617,304
Commercial and industrial	380,862	420,993
Other loans	6,751	8,132
Total other loans and leases held for investment	3,305,909	3,046,429
Total loans and leases held for investment	42,306,187	41,894,155
Less: Allowance for loan and lease losses	(174,287)	(147,638)
Total loans and leases, net	42,235,262	41,746,517
Federal Home Loan Bank stock, at cost	668,698	647,562
Premises and equipment, net	297,180	312,626
Operating lease right-of-use assets	278,276	286,194
Goodwill	2,426,379	2,426,379
Other assets	1,698,394	1,593,786
Total assets	$ 54,210,416	$ 53,640,821
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,141,163	$ 10,230,144
Savings accounts	5,624,999	4,780,007
Certificates of deposit	12,042,254	14,214,858
Non-interest-bearing accounts	2,921,165	2,432,123
Total deposits	31,729,581	31,657,132
Borrowed funds:
Wholesale borrowings	14,352,661	13,902,661
Junior subordinated debentures	360,058	359,866
Subordinated notes	295,345	295,066
Total borrowed funds	15,008,064	14,557,593
Operating lease liabilities	278,272	285,991
Other liabilities	501,486	428,411
Total liabilities	47,517,403	46,929,127
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized): Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070 shares issued; and 463,933,831 and 467,346,781 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,109,597	6,115,487
Retained earnings	362,724	342,023
Treasury stock, at cost (26,505,239 and 23,092,289 shares, respectively)	(257,232)	(220,717)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	66,548	25,440
Pension and post-retirement obligations, net of tax	(56,470)	(59,136)
Net unrealized (loss) gain on cash flow hedges, net of tax	(39,898)	853
Total accumulated other comprehensive loss, net of tax	(29,820)	(32,843)
Total stockholders' equity	6,693,013	6,711,694
Total liabilities and stockholders' equity	$ 54,210,416	$ 53,640,821

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 381,884	$ 391,911	$ 387,634	$ 773,796	$ 767,424
Securities and money market investments	41,191	49,131	66,118	90,321	132,502
Total interest income	423,075	441,042	453,752	864,117	899,926

Interest Expense:
Interest-bearing checking and money market accounts	10,059	28,564	47,772	38,623	97,931
Savings accounts	8,208	8,934	8,861	17,142	16,944
Certificates of deposit	65,233	79,555	80,651	144,789	148,426
Borrowed funds	73,703	79,522	78,778	153,224	157,610
Total interest expense	157,203	196,575	216,062	353,778	420,911
Net interest income	265,872	244,467	237,690	510,339	479,015
Provision for credit losses	17,574	20,601	1,844	38,176	622
Net interest income after provision for credit losses	248,298	223,866	235,846	472,163	478,393

Non-Interest Income:
Fee income	3,723	7,018	7,487	10,741	14,715
Bank-owned life insurance	9,503	7,389	6,479	16,892	13,454
Net gains on securities	887	534	493	1,421	7,480
Other income	1,267	1,958	3,138	3,225	6,733
Total non-interest income	15,380	16,899	17,597	32,279	42,382

Non-Interest Expense:
Operating expenses:
Compensation and benefits	75,705	79,451	72,573	155,156	154,013
Occupancy and equipment	21,177	17,875	21,889	39,051	44,851
General and administrative	26,711	28,196	28,590	54,907	62,955
Total non-interest expense	123,593	125,522	123,052	249,114	261,819
Income before income taxes	140,085	115,243	130,391	255,328	258,956
Income tax expense	34,738	14,915	33,145	49,653	64,133
Net Income	105,347	100,328	97,246	205,675	194,823
Preferred stock dividends	8,207	8,207	8,207	16,414	16,414
Net income available to common shareholders	$ 97,140	$ 92,121	$ 89,039	$ 189,261	$ 178,409

Basic earnings per common share	$ 0.21	$ 0.20	$ 0.19	$ 0.40	$ 0.38
Diluted earnings per common share	$ 0.21	$ 0.20	$ 0.19	$ 0.40	$ 0.38

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.

2.

Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.

3.

Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2020	2020	2019	2020	2019
Total Stockholders' Equity	$ 6,693,013	$ 6,637,385	$ 6,674,678	$ 6,693,013	$ 6,674,678
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)
Tangible common stockholders' equity	$ 3,763,794	$ 3,708,166	$ 3,745,459	$ 3,763,794	$ 3,745,459

Total Assets	$ 54,210,416	$ 54,261,093	$ 52,776,253	$ 54,210,416	$ 52,776,253
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Tangible assets	$ 51,784,037	$ 51,834,714	$ 50,349,874	$ 51,784,037	$ 50,349,874

Average Common Stockholders' Equity	$ 6,153,861	$ 6,188,032	$ 6,149,275	$ 6,170,947	$ 6,126,982
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,431,066)
Average tangible common stockholders' equity	$ 3,727,482	$ 3,761,653	$ 3,722,896	$ 3,744,568	$ 3,695,916

Average Assets	$ 53,787,221	$ 53,408,504	$ 52,072,326	$ 53,597,862	$ 51,846,198
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,431,066)
Average tangible assets	$ 51,360,842	$ 50,982,125	$ 49,645,947	$ 51,171,483	$ 49,415,132

Net Income Available to Common Shareholders	$ 97,140	$ 92,121	$ 89,039	$ 189,261	$ 178,409

GAAP MEASURES:
Return on average assets (1)	0.78%	0.75%	0.75%	0.77%	0.75%
Return on average common stockholders' equity (2)	6.31	5.95	5.79	6.13	5.82
Book value per common share	$ 13.34	$ 13.15	$ 13.21	$ 13.34	$ 13.21
Common stockholders' equity to total assets	11.42	11.31	11.69	11.42	11.69

NON-GAAP MEASURES:
Return on average tangible assets (1)	0.82%	0.79%	0.78%	0.80%	0.79%
Return on average tangible common stockholders' equity (2)	10.42	9.80	9.57	10.11	9.65
Tangible book value per common share	$ 8.11	$ 7.95	$ 8.01	$ 8.11	$ 8.01
Tangible common stockholders' equity to tangible assets	7.27	7.15	7.44	7.27	7.44

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	June 30, 2020				March 31, 2020				June 30, 2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans and leases, net	$41,852,839	$ 381,884	3.65%		$ 41,511,176	$ 391,911	3.78%		$ 40,208,256	$ 387,634	3.86%
Securities	5,920,536	40,973	2.77		6,347,320	47,276	2.98		6,320,252	60,340	3.82
Interest-earning cash and cash equivalents	856,238	218	0.10		662,899	1,855	1.13		967,364	5,778	2.40
Total interest-earning assets	48,629,613	423,075	3.48		48,521,395	441,042	3.64		47,495,872	453,752	3.82
Non-interest-earning assets	5,157,608				4,887,109				4,576,454
Total assets	$ 53,787,221				$ 53,408,504				$ 52,072,326
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$10,540,243	$ 10,059	0.38%		$ 10,070,100	$ 28,564	1.14%		$ 10,811,077	$ 47,772	1.77%
Savings accounts	$5,336,234	8,208	0.62		4,833,600	8,934	0.74		4,729,517	8,861	0.75
Certificates of deposit	13,134,732	65,233	2.00		14,120,484	79,555	2.27		13,509,392	80,651	2.39
Total interest-bearing deposits	29,011,209	83,500	1.16		29,024,184	117,053	1.62		29,049,986	137,284	1.90
Borrowed funds	14,402,886	73,703	2.06		14,439,309	79,522	2.21		13,111,692	78,778	2.41
Total interest-bearing liabilities	43,414,095	157,203	1.46		43,463,493	196,575	1.82		42,161,678	216,062	2.06
Non-interest-bearing deposits	3,040,046				2,569,331				2,698,578
Other liabilities	676,379				684,808				559,955
Total liabilities	47,130,520				46,717,632				45,420,211
Stockholders' equity	6,656,701				6,690,872				6,652,115
Total liabilities and stockholders' equity	$ 53,787,221				$ 53,408,504				$ 52,072,326
Net interest income/interest rate spread		$ 265,872	2.02%			$ 244,467	1.82%			$ 237,690	1.76%
Net interest margin			2.18%				2.01%				2.00%
Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.12	x			1.13	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

	For the Six Months Ended June 30,
	2020				2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 41,682,007	$ 773,796	3.71%		$ 40,050,340	$ 767,424	3.84%
Securities	6,133,928	88,249	2.88		6,292,248	121,377	3.86
Interest-earning cash and cash equivalents	759,569	2,072	0.55		929,983	11,125	2.41
Total interest-earning assets	48,575,504	864,117	3.56		47,272,571	899,926	3.81
Non-interest-earning assets	5,022,358				4,573,627
Total assets	$ 53,597,862				$ 51,846,198
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$ 10,305,172	$ 38,623	0.75%		$ 11,143,104	$ 97,931	1.77%
Savings accounts	5,084,917	17,142	0.68		4,699,835	16,944	0.73
Certificates of deposit	13,627,608	144,789	2.14		12,907,179	148,426	2.32
Total interest-bearing deposits	29,017,697	200,554	1.39		28,750,118	263,301	1.85
Borrowed funds	14,421,097	153,224	2.14		13,300,726	157,610	2.39
Total interest-bearing liabilities	43,438,794	353,778	1.64		42,050,844	420,911	2.02
Non-interest-bearing deposits	2,804,688				2,588,610
Other liabilities	680,593				576,922
Total liabilities	46,924,075				45,216,376
Stockholders' equity	6,673,787				6,629,822
Total liabilities and stockholders' equity	$ 53,597,862				$ 51,846,198
Net interest income/interest rate spread		$ 510,339	1.92%			$ 479,015	1.79%
Net interest margin			2.10%				2.02%
Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share and per share data)	2020	2020	2019	2020	2019
PROFITABILITY MEASURES:
Net income	$ 105,347	$ 100,328	$ 97,246	$ 205,675	$ 194,823
Net income available to common shareholders	97,140	92,121	89,039	189,261	178,409
Basic earnings per common share	0.21	0.20	0.19	0.40	0.38
Diluted earnings per common share	0.21	0.20	0.19	0.40	0.38
Return on average assets	0.78%	0.75%	0.75%	0.77%	0.75
Return on average tangible assets (1)	0.82	0.79	0.78	0.80	0.79
Return on average common stockholders' equity	6.31	5.95	5.79	6.13	5.82
Return on average tangible common stockholders' equity (1)	10.42	9.80	9.57	10.11	9.65
Efficiency ratio (2)	43.94	48.03	48.20	45.91	50.21
Operating expenses to average assets	0.92	0.94	0.95	0.93	1.01
Interest rate spread	2.02	1.82	1.76	1.92	1.79
Net interest margin	2.18	2.01	2.00	2.10	2.02
Effective tax rate	24.80	12.94	25.42	19.45	24.77
Shares used for basic common EPS computation	461,933,533	464,993,970	465,351,586	463,463,751	465,422,251
Shares used for diluted common EPS computation	462,489,493	465,412,644	465,641,437	463,951,068	465,567,978
Common shares outstanding at the respective period-ends	463,933,831	466,360,703	467,358,939	463,933,831	467,358,939

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30,	March 31,	June 30,
	2020	2020	2019
CAPITAL MEASURES:
Book value per common share	$ 13.34	$ 13.15	$ 13.21
Tangible book value per common share (1)	8.11	7.95	8.01
Common stockholders' equity to total assets	11.42%	11.31%	11.69%
Tangible common stockholders' equity to tangible assets (1)	7.27	7.15	7.44

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 11 of this release.

	June 30,	March 31,	June 30,
	2020	2020	2019
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.77%	9.81%	10.02%
Tier 1 risk-based capital ratio	11.06	11.10	11.36
Total risk-based capital ratio	13.13	13.16	13.46
Leverage capital ratio	8.42	8.47	8.64
New York Community Bank
Common equity tier 1 ratio	12.37%	12.38%	12.63%
Tier 1 risk-based capital ratio	12.37	12.38	12.63
Total risk-based capital ratio	12.80	12.79	13.03
Leverage capital ratio	9.42	9.45	9.60

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION				June 30, 2020
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,404,527	$ 1,334,206	$ 1,228,295	5%	14%
Securities:
Available-for-sale	5,168,182	5,455,245	5,738,146	-5%	-10%
Equity investments with readily determinable fair values, at fair value	33,518	32,616	32,585	3%	3%
Total securities	5,201,700	5,487,861	5,770,731	-5%	-10%
Loans held for sale	103,362	-	-	N / A	N / A
Mortgage loans held for investment:
Multi-family	31,620,152	31,295,504	30,486,301	1%	4%
Commercial real estate	6,932,776	7,037,363	6,901,345	-1%	0%
One-to-four family	321,045	352,613	417,923	-9%	-23%
Acquisition, development, and construction	126,305	130,547	266,305	-3%	-53%
Total mortgage loans held for investment	39,000,278	38,816,027	38,071,874	0%	2%
Other loans and leases held for investment:
Specialty Finance	2,918,296	3,032,307	2,339,516	-4%	25%
Commercial and industrial	380,862	433,883	456,946	-12%	-17%
Other loans	6,751	9,542	8,365	-29%	-19%
Total other loans and leases held for investment	3,305,909	3,475,732	2,804,827	-5%	18%
Total loans and leases held for investment	42,306,187	42,291,759	40,876,701	0%	3%
Less: Allowance for loan and lease losses	(174,287)	(162,244)	(151,112)	7%	15%
Total loans and leases, net	42,235,262	42,129,515	40,725,589	0%	4%
Federal Home Loan Bank stock, at cost	668,698	663,870	582,348	1%	15%
Premises and equipment, net	297,180	306,657	327,788	-3%	-9%
Operating lease right-of-use assets	278,276	281,873	308,412	-1%	-10%
Goodwill	2,426,379	2,426,379	2,426,379	0%	0%
Other assets	1,698,394	1,630,732	1,406,711	4%	21%
Total assets	$ 54,210,416	$ 54,261,093	$ 52,776,253	0%	3%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 11,141,163	$ 10,181,252	$ 10,770,360	9%	3%
Savings accounts	5,624,999	4,955,670	4,800,023	14%	17%
Certificates of deposit	12,042,254	14,142,212	14,286,286	-15%	-16%
Non-interest-bearing accounts	2,921,165	2,693,632	2,475,857	8%	18%
Total deposits	31,729,581	31,972,766	32,332,526	-1%	-2%
Borrowed funds:
Wholesale borrowings	14,352,661	14,277,661	12,427,661	1%	15%
Junior subordinated debentures	360,058	359,961	359,683	0%	0%
Subordinated notes	295,345	295,205	294,794	0%	0%
Total borrowed funds	15,008,064	14,932,827	13,082,138	1%	15%
Operating lease liabilities	278,272	281,853	308,073	-1%	-10%
Other liabilities	501,486	436,262	378,838	15%	32%
Total liabilities	47,517,403	47,623,708	46,101,575	0%	3%
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized): Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070; 490,439,070; and 490,439,070 shares issued; and 463,933,831; 466,360,703; and 467,358,939 shares outstanding, respectively)	4,904	4,904	4,904	0%	0%
Paid-in capital in excess of par	6,109,597	6,101,540	6,099,474	0%	0%
Retained earnings	362,724	344,344	316,921	5%	14%
Treasury stock, at cost (26,505,239; 24,078,367 and 23,080,131 shares, respectively)	(257,232)	(235,678)	(220,546)	9%	17%
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	66,548	12,740	38,519	422%	73%
Pension and post-retirement obligations, net of tax	(56,470)	(57,803)	(67,434)	-2%	-16%
Net unrealized (loss) gain on cash flow hedges, net of tax	(39,898)	(35,502)	-	12%	N / A
Total accumulated other comprehensive loss, net of tax	(29,820)	(80,565)	(28,915)	-63%	3%
Total stockholders' equity	6,693,013	6,637,385	6,674,678	1%	0%
Total liabilities and stockholders' equity	$ 54,210,416	$ 54,261,093	$ 52,776,253	0%	3%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

				June 30, 2020
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Mortgage and other loans and leases	$ 381,884	$ 391,911	$ 387,634	-3%	-1%
Securities and money market investments	41,191	49,131	66,118	-16%	-38%
Total interest income	423,075	441,042	453,752	-4%	-7%

Interest Expense:
Interest-bearing checking and money market accounts	10,059	28,564	47,772	-65%	-79%
Savings accounts	8,208	8,934	8,861	-8%	-7%
Certificates of deposit	65,233	79,555	80,651	-18%	-19%
Borrowed funds	73,703	79,522	78,778	-7%	-6%
Total interest expense	157,203	196,575	216,062	-20%	-27%
Net interest income	265,872	244,467	237,690	9%	12%
Provision for credit losses	17,574	20,601	1,844	-15%	853%
Net interest income after provision for credit losses	248,298	223,866	235,846	11%	5%

Non-Interest Income:
Fee income	3,723	7,018	7,487	-47%	-50%
Bank-owned life insurance	9,503	7,389	6,479	29%	47%
Net gain on securities	887	534	493	66%	80%
Other income	1,267	1,958	3,138	-35%	-60%
Total non-interest income	15,380	16,899	17,597	-9%	-13%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	75,705	79,451	72,573	-5%	4%
Occupancy and equipment	21,177	17,875	21,889	18%	-3%
General and administrative	26,711	28,196	28,590	-5%	-7%
Total non-interest expense	123,593	125,522	123,052	-2%	0%
Income before income taxes	140,085	115,243	130,391	22%	7%
Income tax expense	34,738	14,915	33,145	133%	5%
Net Income	105,347	100,328	97,246	5%	8%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 97,140	$ 92,121	$ 89,039	5%	9%

Basic earnings per common share	$ 0.21	$ 0.20	$ 0.19	5%	11%
Diluted earnings per common share	$ 0.21	$ 0.20	$ 0.19	5%	11%
Dividends per common share	$ 0.17	$ 0.17	$ 0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						Jun. 30, 2020 compared to
	June 30,		March 31,		June 30,		March 31,		June 30,
	2020		2020		2019		2020		2019
(dollars in thousands)

Total Interest Income	$ 423,075		$441,042		$453,752		-4%		-7%

Prepayment Income:
Loans	$11,098		$10,189		$11,842		9%		-6%
Securities	314		348		780		-10%		-60%
Total prepayment income	$11,412		$10,537		$12,622		8%		-10%

GAAP Net Interest Margin	2.18%		2.01%		2.00%		17	bp	18	bp
Less:
Prepayment income from loans	9	bp	9	bp	10	bp	0	bp	-1	bp
Prepayment income from securities	-		-		1		0	bp	-1	bp
Total prepayment income contribution to net interest margin	9	bp	9	bp	11	bp	0	bp	-2	bp

Adjusted Net Interest Margin (non-GAAP)	2.09%		1.92%		1.89%		17	bp	20	bp

	For the Six Months Ended
	June 30,		June 30,
	2020		2019		Change (%)
(dollars in thousands)

Total Interest Income	$864,117		$899,926		-4%

Prepayment Income:
Loans	$21,287		$21,183		0%
Securities	662		1,007		-34%
Total prepayment income	$21,949		$22,190		-1%

GAAP Net Interest Margin	2.10%		2.02%		8	bp
Less:
Prepayment income from loans	9	bp	9	bp	0	bp
Prepayment income from securities	1		1		0	bp
Total prepayment income contribution to net interest margin	10	bp	10	bp	0	bp

Adjusted Net Interest Margin (non-GAAP)	2.00%		1.92%		8	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.

Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				June 30, 2020
	For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$2,413,257	$1,417,219	$1,800,659	70%	34%
Commercial real estate	89,975	191,651	382,915	-53%	-77%
One-to-four family residential	18,090	27,196	1,554	-33%	NM
Acquisition, development, and construction	535	4,908	9,242	-89%	-94%
Total mortgage loans originated for investment	2,521,857	1,640,974	2,194,370	54%	15%

Other Loans Originated for Investment:
Specialty Finance	700,010	957,393	677,345	-27%	3%
Other commercial and industrial	57,177	122,386	104,178	-53%	-45%
Other	826	925	1,230	-11%	-33%
Total other loans originated for investment	758,013	1,080,704	782,753	-30%	-3%
Total Loans Originated for Investment	$3,279,870	$2,721,678	$2,977,123	21%	10%

	For the Six Months Ended
	June 30,	June 30,
	2020	2019	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$3,830,476	$2,810,010	36%
Commercial real estate	281,626	590,124	-52%
One-to-four family residential	45,286	4,763	851%
Acquisition, development, and construction	5,443	21,266	-74%
Total mortgage loans originated for investment	4,162,831	3,426,163	22%

Other Loans Originated for Investment:
Specialty Finance	1,657,403	1,362,956	22%
Other commercial and industrial	179,563	209,125	-14%
Other	1,751	2,150	-19%
Total other loans originated for investment	1,838,717	1,574,231	17%
Total Loans Originated for Investment	$6,001,548	$5,000,394	20%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:

				June 30, 2020
	At or For the Three Months Ended			compared to
	June 30,	March 31,	June 30,	March 31,		June 30,
	2020	2020	2019	2020		2019
(dollars in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	31,620,152	$31,295,504	$30,486,301	1%		4%
Percent of total held-for-investment loans	74.7%	74.0%	74.6%	74	bp	14	bp
Average principal balance	$6,479	$6,408	$6,192	1%		5%
Weighted average life (in years)	1.9	1.9	2.1	0%		-10%

Commercial Real Estate Loan Portfolio:
Loans outstanding	6,932,776	$7,037,363	$6,901,345	-1%		0%
Percent of total held-for-investment loans	16.4%	16.6%	16.9%	-21	bp	-51	bp
Average principal balance	$6,677	$6,645	$6,193	0%		8%
Weighted average life (in years)	2.3	2.3	2.4	0%		-4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				June 30, 2020
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
(in thousands)	2020	2020	2019	2020	2019
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$6,316	$4,242	$3,906	49%	62%
Commercial real estate	16,183	16,101	2,993	1%	441%
One-to-four family residential	1,716	1,721	1,143	0%	50%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	24,215	22,064	8,042	10%	201%
Other non-accrual loans (1)	29,456	27,218	43,372	8%	-32%
Total non-performing loans	53,671	49,282	51,414	9%	4%
Repossessed assets (2)	9,526	9,526	11,691	0%	-19%
Total non-performing assets	$63,197	$58,808	$63,105	7%	0%

(1)	Includes $26.0 million, $22.9 million and $32.9 million of non-accrual taxi medallion-related loans at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(2)	Includes $7.6 million, $7.6 million and $9.7 million of repossessed taxi medallions at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	June 30,	March 31,	June 30,
	2020	2020	2019

Non-performing loans to total loans	0.13%	0.12%	0.13%

Non-performing assets to total assets	0.12	0.11	0.12

Allowance for losses on loans to non-performing loans	324.73	329.22	293.91

Allowance for losses on loans to total loans	0.41	0.38	0.37

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				June 30, 2020
				compared to
	June 30,	March 31,	June 30,	March 31,	June 30,
	2020	2020	2019	2020	2019
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 383	$ 2,679	$ 1,312	-86%	-71%
Commercial real estate	326	97	-	236%	NM
One-to-four family residential	1,361	-	1,869	NM	-27%
Acquisition, development, and construction	-	-	-	NM	NM
Other (1)	65	52	1,108	25%	-94%
Total loans 30 to 89 days past due	$ 2,135	$ 2,828	$ 4,289	-25%	-50%

(1)	Includes $0, $0 and $204,000 of taxi medallion loans at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
(dollars in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ -	$ -	$ -
Commercial real estate	-	-	-	-	-
One-to-four family residential	-	-	-	-	-
Acquisition, development, and construction	-	-	-	-	-
Other (1)	3,938	10,385	7,751	14,323	9,830
Total charge-offs	3,938	10,385	7,751	14,323	9,830

Recoveries:
Multi-family	$ -	$ -	$ -	$ -	$ -
Commercial real estate	-	-	-	-	-
One-to-four family residential	-	-	-	-	-
Acquisition, development, and construction	(49)	(11)	(15)	(60)	(22)
Other (1)	(105)	(178)	(368)	(283)	(478)
Total recoveries	(154)	(189)	(383)	(343)	(500)

Net charge-offs	$ 3,784	$ 10,196	$ 7,368	$ 13,980	$ 9,330

Net charge-offs to average loans (2)	0.01%	0.02%	0.02%	0.03%	0.02%

(1)

Includes taxi medallion loans of $3.0 million, $6.7 million, and $2.0 million, respectively, for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019 and  $9.8 million and $4.0 million, respectively, for the six months ended June 30, 2020 and 2019.

(2)	Three and six months ended presented on a non-annualized basis.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286